Exhibit 3.48

Limited Liability Company Operating Agreement

Of

CONCORD ONE, LLC

A Delaware Limited Liability Company

This Operating Agreement of Concord One, LLC (the “Company”), a Delaware limited liability company (“Operating Agreement”), dated as of December 31, 2002, is executed and agreed to by all of the initial Members of the Company (as defined below).DEFINITIONS

“Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18 et seq., and any successor statute, as amended from time to time.

“Allocable Ownership” means the then fair market value of all of the Company Property (as determined using a “going concern” approach by a Required Interest or if no such determination can be agreed upon, by an independent third party appraisal) multiplied by the withdrawing Partner’s Sharing Ratio.

“Articles of Organization” means the Articles of Organization, as amended from time to time, filed for the Company in accordance with the Act.

“Capital Account” means a separate capital account maintained for each Member on the books of the Company in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) and Article 3 herein.

“Capital Contributions” means the capital contributed by a Member to the Company, as determined from time to time.

“Carrying Value” means:

(a)           With respect to a Contributed Property, the fair market value of such Property at the time it was contributed to the Company reduced (but not below zero) by all depreciation, depletion (computed as a separate item of deduction), amortization and cost recovery deductions charged to the Members’ Capital Accounts;

(b)           With respect to a Revalued Property, the fair market value of such Property at the time of revaluation, as determined in accordance with 3.7 hereof, reduced (but not below zero) by all depreciation, depletion, amortization and cost recovery deductions charged to the Members’ Capital Accounts; and

(c)           With respect to any other Company Property, the adjusted basis of such Property for federal income tax purposes, all as of the time of determination.

The Carrying Value of any Property shall be adjusted from time to time in accordance with 3.7 hereof.

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute.

“Company” means Concord One, LLC, a Delaware limited liability company.

“Company Property” or “Property” means properties, assets and rights of any type owned by the Company, including accounts receivable and goodwill.

“Member” means each Person who acquires a Membership Interest pursuant to this Operating Agreement and each Person hereafter admitted to the Company as a Member as provided in this Operating Agreement, but does not include any Person who has ceased to be a Member. The Members and their respective Interests are set forth on attached and incorporated Exhibit A.

“Membership Interest” or “Interest” means the membership interest or interest of a Member in the Company, including the right to any and all benefits to which such Member may be entitled in accordance with this Operating Agreement and the obligations as provided in this Operating Agreement and the Act.

“Net Cash Receipts” means all of the Company’s liquid funds in excess of the amount set aside for reserves.

“Person” means any individual, corporation, trust, partnership, joint venture, limited liability company or other entity.

“Profits” and “Losses” mean, for each fiscal year, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Code § 703(a)(including all items required to be stated separately).

“Required Interest” means one or more Members entitled to vote having among them more than fifty percent (50%) of the total outstanding Units.

“Revalued Property” means any Property the Carrying Value of which has been adjusted in accordance with ¶ 3.7(a) or (b).

“Sharing Ratio” means the percentage that each Member’s Units bear to all outstanding Units.

“Transfer” means, with respect to an Interest, a sale, exchange, assignment, gift, pledge, grant of security interest, or any other disposition by a Member, whether voluntary, involuntary or by operation of law.

“Treasury Regulations,” “Treas. Reg.” or “Reg.” means the temporary, proposed and final income tax regulations promulgated under the Code as amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” means an Interest representing a Capital Contribution of $1.00 to the Company.

“Unrealized Gain” attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the fair market value of such Property (as determined under ¶ 3.7 hereof) as of such date, over (b) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to 3.7 as of such date).

“Unrealized Loss” attributable to any item of Company Property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such Property as of such date (prior to any adjustment to be made pursuant to ¶ 3.7 as of such date), over (b) the fair market value of such Property (as determined under ¶ 3.7) as of such date.

ARTICLE 2
ORGANIZATION

2.1 Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act and the filing of the Certificate of Formation for the Company with the Delaware Secretary of State. The rights and obligations of the Members shall be as set forth in the Act except as the Certificate of Formation or this Operating Agreement expressly provides otherwise. In the event of a conflict between the terms of this Operating Agreement and the terms of the Certificate of Formation the teams of the Certificate of Formation shall prevail.

2.2 Name. The name of the Company is “Concord One, LLC.” All Company business shall be conducted in that name or such other name as the Members may select from time to time and which is in compliance with all applicable laws.

2.3 Registered Office and Registered Agent and Principal Office. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Members may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Members may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Members may designate from time to time, and the Company shall maintain records there as required by the Act.

2.4 Purposes and Powers. The purposes of the Company are to (i) to acquire and invest in, and be a general partner of, Concord Processing, L.P., which will be organized as a Texas limited partnership and subsidiary of this limited liability company, and its successors, and to engage in all activities necessary, customary, convenient or incident thereto, and (ii) to engage in any other lawful business or businesses and to exercise all other powers and engage in all activities necessary, customary, convenient, or incident thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Operating Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

2.5 Foreign Qualifications. The Company shall qualify to engage in business in such other jurisdictions in which it is required by the nature of its business or otherwise to qualify in order to comply with the laws of such jurisdictions or in which the Members may determine it advisable to cause the Company to be so qualified.

2.6 Term. The Company commenced its existence on the date of issuance of its Certificate of Formation and shall continue in existence until such time as may be determined in accordance with the terms of this Operating Agreement.

2.7 Entity Declaration. The Company shall not be a general partnership, a limited partnership or a joint venture, and no Member shall be considered a partner or joint venturer of or with any other Member, for any purposes other than for federal, state and local tax purposes, and this Operating Agreement shall not be construed otherwise.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1 Initial Contributions. The Members shall make Capital Contributions to the Company in property in the amount set forth in attached and incorporated Exhibit 64A.,,

3.2 Subsequent Contributions. No Member shall be obligated to make any Capital Contributions to the Company other than those set forth on Exhibit “A.”

3.3 Return of Capital Contributions. Except as expressly provided herein, no Member shall be entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions.

3.4 Loans by Members. Any Member may, but is not obligated to, loan to the Company such sums as the Members determine to be appropriate for the conduct of the Company’s business. Any such loans shall be made at an interest rate and upon other terms and for such maturities as the Members determine are commercially reasonable.

3.5 Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with the provisions of this Operating Agreement and Treas. Reg § 1.704-1(b)(2)(iv). To the extent of any conflict between the provisions of this Operating Agreement relating to the maintenance of Capital Accounts and the provisions of Treas. Reg. § 1.704-1(b)(2)(iv), the provisions of Treas. Reg. § 1.704-1(b)(2)(iv) shall control. Any elections or discretionary treatment contemplated in Treas. Reg. § 1.704- 1(b)(2)(iv) shall be determined by a vote of a Required Interest.

3.6 Capital Accounts Upon Sale or Exchange of Membership Interests. Upon the sale or exchange of an Interest, the Capital Account of the selling or exchanging Member will be transferred to the transferee on a pro rata basis.

3.7 Revaluation of Capital Accounts Upon Occurrence of Certain Events.

(a)           Contributions. In accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(f) if, after the initial capital is contributed pursuant to ¶ 3.1, money or property in other than a de minimis amount is contributed to the Company in exchange for an Interest, the Capital Accounts of the Members and Carrying Values of all Company Property (determined immediately prior to such issuance) shall be adjusted to reflect the Unrealized Loss attributable to each such Company Property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of each such item of Company Property immediately prior to such issuance and had been allocated to the Members in accordance with Article 4. In determining the Unrealized Gain or Unrealized Loss, the fair market value of Company Property shall be as determined by the Members.

(b)           Distributions. In accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(f), if money or Company Property in other than a de minimis amount is distributed to a Member in exchange for all or part of an Interest, the Capital Accounts of the Members and the Carrying Values of all Company Property (determined immediately prior to such distribution) shall be adjusted to reflect the Unrealized Gain or Unrealized Loss attributable to each item of Company Property as if such Unrealized Gain or Unrealized Loss had been recognized on a sale of each such item of Company Property immediately prior to such distribution and had been allocated to the Members in accordance with Article 4. In determining the Unrealized Gain or Unrealized Loss, the fair market value of the distributed Property shall be as determined by the Members.

3.8 No Certificates of Ownership. The respective Interests of the Members in the Company are not required to be represented by any certificate or document other than this Operating Agreement.

ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocation of Profits and Losses. Profits and Losses as well as gains, deductions, and credits for each fiscal year of the Company shall be allocated in accordance with the Members’ respective Sharing Ratios.

4.2 Code Section 704(c) Allocations. In accordance with Code § 704(c), income, gain, loss and deduction concerning any Contributed Property shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted tax basis of such Property and the fair market value of such Property upon contribution in accordance with Treas. Reg. § 1.704-3(c). Allocations under this ¶ 4.2 are solely for purposes of federal income taxes and shall not affect or be taken into account in computing any Member’s Capital Account.

4.3 Allocations Concerning Transferred Interests. Unless the Code requires otherwise, any Profits or Losses allocable to an Interest that has been transferred during any year shall be allocated among the persons who were holders of such Interest during such year by taking into account their varying interests during such taxable year in accordance with Code § 706(d) and using any convention selected by the Members.

4.4 Distributions of Net Cash Receipts. Except as otherwise provided in ¶ 10.3, Net Cash Receipts, if any, shall be distributed to the Members in accordance with their respective Sharing Ratios at the discretion of the Members.

ARTICLE 5
MEMBERSHIP; DISPOSITIONS OF INTERESTS

5.1 Initial Members. The initial Members of the Company are the Persons executing this Operating Agreement as Members as of the date of this Operating Agreement, each of which is admitted to the Company as a Member effective contemporaneously with the execution by such Person of this Operating Agreement.

5.2 Information. In addition to the other rights specifically set forth in this Operating Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

5.3 Liability to Third Parties. No Member shall, by virtue of its status as a Member or its ownership of an Interest, be liable for the debts, obligations or liabilities of the Company, including, but not limited to a judgment, decree or order of a court.

5.4 Lack of Authority. The Member or Members designated by the Members shall have the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

5.5 Transfer of Membership Interests. No Member shall have the authority to sell, assign, exchange, or otherwise transfer its Membership Interest without giving the other Members a pro rata right of first refusal on the same terms and conditions as the proposed Transfer. This restriction shall not apply to Transfers of Membership Interests by gift or at death. Unless and until a transferee of a Membership Interest is admitted as a Member by a vote of the remaining Members constituting a Required Interest, such transferee shall have no rights as a Member except the right to the allocations and distributions allocable to such Membership Interest under Articles 4 and 10 of this Operating Agreement.

5.6 Voluntary Withdrawal. A Member may voluntarily withdraw from the Company by giving thirty (30) days advance written notice to the Company. Upon receipt of such notice, the Company shall have ninety (90) days to remit to the withdrawing Member cash equal to such Member’s Allocable Ownership as payment for such Member’s Membership Interest.

5.7 Removal of Member. Upon the unanimous vote of all other Members, a Member may be removed as a Member for any reason whatsoever. Upon notifying such Member of such removal in writing, the Company shall have ninety (90) days to remit to the removed Member cash equal to such Member’s Allocable Ownership as payment for such Member’s Membership Interest.

ARTICLE 6
MEETINGS OF MEMBERS

6.1 Meetings. Meetings of the Members may be called by Members holding in the aggregate not less than a thirty-three percent (33%) of the Interests of the Company. Meetings of Members shall be held at the principal place of business of the Company on an annual basis or as designated in the notice of the meeting.

6.2 Notice. Notice of any meeting of the Members shall be given no fewer than one (1) day and no more than sixty (60) days prior to the date of the meeting. Notices shall be delivered in the manner set forth in 11.2 and shall specify the purpose or purposes for which the meeting is called. The attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

6.3 Quorum. The holders of a majority of the Units entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for transaction of business at any meeting of the Members.

6.4 Manner of Acting. The act of a Required Interest (whether at a called meeting of the Members or otherwise) shall be the act of the Members, unless the act of a greater number is required by statute, this Operating Agreement or the Certificate of Formation.

6.5 Action without Meeting. Unless specifically prohibited by the Certificate of Formation, any action required to be taken at a meeting of the Members or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the holders of all of the Units entitled to vote at a meeting were present and voting. Prompt notice of the taking of the action without a meeting by less than unanimous consent shall be given in writing to those Members who were entitled to vote but did not consent in writing.

6.6 Telephonic Meetings. The Members may participate in and act at any meeting of Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

6.7 Proxies. Each Member entitled to vote at a meeting of Members or to express consent or dissent to action in writing without a meeting may authorize another Person or Persons to act for him by proxy.

6.8 Voting of Interests. Each outstanding Unit shall be entitled to one vote upon each matter submitted to the Members for a vote.

ARTICLE 7
INDEMNIFICATION

7.1 Indemnification of Members. Subject to the limitations and conditions provided in this Article 7 and in the Act, each Person (“Indemnified Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of whom he is the legal representative, is or was a Member shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys’ fees) actually incurred by such Indemnified Person in connection with such Proceeding except to the extent such indemnification is prohibited by law.

7.2 Indemnification of Employees and Agents. The Company, by action of the Members, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member under this Article 7; and the Company may indemnify and advance expenses to Persons who are not or were not employees or agents of the Company but who are or were serving at the request of the Company as a partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited partnership, corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against it and incurred by it in such a capacity or arising out of its status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article 7.

7.3 Savings Clause. Ulm 7.1 or 7.2 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless a Member or any other Indemnified Person as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article 7 that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE 8

AMENDMENTS

8.1 Amendment of Operating Agreement. This Operating Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by a Required Interest.

8.2 Amendment of Certificate of Formation. The Company’s Certificate of Formation may be amended by the vote of a Required Interest.

ARTICLE 9

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

9.1 Maintenance of Books and Records. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members, at the principal office of the Company. In addition, the Company shall maintain all documents and records required to be maintained at its principal office pursuant to the terms of the Act. Documents and records kept pursuant to this ¶ 9.1 are subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours.

9.2 Reports. On or before the 90th day following the end of each fiscal year during the term of the Company, the Company shall cause each Member to be furnished with a federal (and where applicable state) income tax report on Form K-1 or its equivalent and a financial report for the preceding fiscal year which shall include a balance sheet and a profit and loss statement prepared in accordance with generally accepted accounting principles applied on a consistent basis.

9.3 Taxable Year and Accounting Method. The Company’s taxable and fiscal years shall be a fiscal year ending December 31. The Company shall initially use the cash method of accounting.

9.4 Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by the Members. In particular:

(a)           The Company shall elect to deduct expenses incurred in organizing the Company ratably over a 60-month period as provided in Code § 709;

(b)           In case of a Transfer of all or part of any Interest, the Company may elect, in a timely manner pursuant to Code § 754 and pursuant to corresponding provisions of applicable state and local tax laws, to adjust the basis of Company Property pursuant to Code §§ 734 and 743;

(c)           The Company shall elect to deduct start-up expenditures ratably over a 60-month period as provided in Code § 195;

(d)           The Company shall not elect to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or corresponding provisions of state or local law; and

(e)           The Company shall take whatever actions may be necessary and appropriate to assure the Company is characterized as a partnership for federal, state and local income tax purposes.

9.5 Bank Accounts. All funds of the Company are to be deposited in the Company’s name in such bank accounts or investment accounts as may be designated by the Management Committee and shall be withdrawn on the signature of the Person or Persons as the Members may authorize.

9.6 “Tax Matters Partner.” The Members shall designate one Member to be the “tax matters partner” of the Company pursuant to Code § 6231(a)(7). The person so designated is authorized to take such actions as are permitted by Code §§ 6221 through 6233. The initial “tax matters partner” shall be Gary Crampton.

ARTICLE 10
DISSOLUTION, LIQUIDATION AND TERMINATION

10.1 Events of Dissolution. The Company shall be dissolved and shall commence winding up its affairs upon the first to occur of the following:

(a)           The approval of a Required Interest;

(b)           Any event which makes it unlawful or impossible to carry on the Company’s business;

(c)           The sale, disposition or abandonment of all or substantially all of the Company Property outside the regular course of business;

(d)           The entry of a decree of judicial dissolution under the Act; or

(e)           The death, expulsion, retirement, resignation, withdrawal, dissolution or bankruptcy of a Member, or any other event which terminates the membership of a Member in the Company, unless within ninety (90) days after the Company receives notice of such event there is more than one Remaining Member and Remaining Members constituting a Required Interest agree in writing to continue the business of the Company.

10.2 Winding Up. Upon the dissolution of the Company, the Members shall wind up the Company’s affairs and satisfy the Company’s liabilities. The Members shall attempt to liquidate all of the Company Property as quickly as possible consistent with obtaining the full fair market value thereof. During this period, the Members shall continue to operate Company Property and all of the provisions of this Operating Agreement shall remain in effect. The Members shall notify all known creditors and claimants of the dissolution of the Company in accordance with the provisions of the Act.

10.3 Final Distribution. The proceeds from the liquidation of the Company Property shall be distributed as follows:

(a)           First, to creditors, including Members who are creditors, until all of the Company’s debts and liabilities are paid and discharged (or provision is made for payment thereof);

(b)           Second, to the Members, to the extent of their positive Capital Account balances, in proportion to their relative Capital Accounts as of the date of such distribution, after giving effect to all contributions, distributions; and

(c)           Third, the balance, if any, in proportion to the Member’s Sharing Ratio.

All liquidating distributions shall be made so as to comply with the requirements of Treas. Reg. §1.704-1(b)(2)(ii)(b)(2).

10.4 Distributions in Kind. In connection with the termination and liquidation of the Company, the Members shall attempt to sell all of the Company Property. To the extent that the Company Property is not sold, each Member will receive a pro rata share of any distribution in kind. Any Company Property distributed in kind upon liquidation of the Company shall be valued on the basis of an independent appraisal by a qualified appraiser chosen by the Members experienced in conducting appraisals of assets similar to the Company Property and treated as though the Property were sold and the cash proceeds distributed.

10.5 No Recourse Against Members. The Members shall look solely to the assets of the Company for the return of their investment, and if the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return such investment, they shall have no recourse against any other Member.

10.6 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Operating Agreement, and notwithstanding any custom or rule of law to the contrary, the deficit, if any, in the Capital Account of any Member upon dissolution of the Company shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.

10.7 Articles of Dissolution. On completion of the distribution of Company Property as provided herein, the Company shall be thereby terminated, and the Member shall authorize the filing of articles of dissolution with the Secretary of State, cancel any other filings made pursuant to 2.5 hereof and take such other actions as may be necessary to terminate the Company.

ARTICLE 11
GENERAL PROVISIONS

11.1 Entire Agreement. This Operating Agreement embodies the entire understanding among the Members concerning the Company and their relationship as Members and supersedes and all prior negotiations, understanding or agreements.

11.2 Notices. All notices and demands required or permitted under this Operating Agreement shall be in writing, as follows: (i) by actual delivery of the notice into the hands of the party entitled to receive it; (ii) by mailing such notice by registered or certified mail, return receipt required, in which case the notice shall be deemed to be given on the date of its mailing; (iii) by Federal Express or any other overnight carrier, in which case the notice shall be deemed to be given as of the date sent. All notices which concern this Operating Agreement shall be addressed as follows:

If to the Company: Concord One, LLC

1100 Can Road

Wilmington, Delaware 19809

Attention: Tanya Madison

If to the Members: To the address shown from time to time on the records of the Company. Any Member may specify a different address, which change shall become effective upon receipt of such notice by the Company.

11.3 Severability. If any provision of this Operating Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Operating Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected.

11.4 Parties Bound. This Operating Agreement shall be binding upon the Members and their respective successors, assigns, heirs, devisees, legal representatives, executors and administrators.

11.5 Applicable Law. The laws of the State of Delaware shall govern this Operating Agreement, excluding any conflict of laws rules. The Members irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Operating Agreement shall be litigated only in courts having situs within Delaware.

11.6 Strict Construction. It is the intent of the Members upon execution hereof that this Operating Agreement shall be deemed to have been prepared by all of the parties to the end that no Member shall be entitled to the benefit of any favorable interpretation or construction of any term or provision hereof under any rule or law.

11.7 Partition. Each Member irrevocably waives any right that it may have to maintain any action for partition with respect to Company Property.

11.8 Headings. The headings in this Operating Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

11.9 Counterparts. This Operating Agreement may be executed in multiple counterparts with separate pages, and delivered by facsimile transmission, and each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

11.10 Pronouns. All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

11.11 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person. Failure on the part of a Person to complain of any act or to declare any Person in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default.

11.12 Further Assurances. Each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and the transactions contemplated herein.

11.13 Indemnification for Breach. To the fullest extent permitted by law, each Member shall indemnify the Company and each other Member and hold all of them harmless from and against all losses, costs, liabilities, damages and expenses (including, without limitation, costs of suit and attorneys’ fees) they may incur on account of any material breach by that Member of this Operating Agreement.

11.14 Disclosure and Waiver of Conflicts. In connection with the preparation of this Operating Agreement, the Members acknowledge and agree that: (i) the attorney that prepared this Operating Agreement (“Attorney”) acted as legal counsel to the Company; (ii) the Members have been advised by the Attorney that the interests of the Members may be opposed to each other and, accordingly, the Attorney’s representation of the Company may not be in the best interests of the Members; and (iii) each of the Members has been advised by the Attorney to retain separate legal counsel. Notwithstanding the foregoing, the Members (i) desire the Attorney to represent the Company; (ii) acknowledge that they have been advised to retain separate counsel and, if they have not done so, have waived their right to do so; and (iii) jointly and severally forever waive any claim that the Attorney’s representation of the Company constitutes a conflict of interest.

IN WITNESS WHEREOF, the Members have executed this Operating Agreement as of the date first set forth above.

MEMBERS:

CONCORD PROCESSING, INC.

By /s/ Edward A. Labry III
Edward A. Labry III
President

Date of Execution: December 31, 2002

EXHIBIT A

Name and Address of Each Member	Capital Contribution	Number of Units	Sharing Ratio

Concord Processing, Inc.	$100.00	100
1100 Carr Road
Wilmington, DE 19809